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                                                                    EXHIBIT 99.3


                                                                 (WILLIAMS LOGO)

NEWSRELEASE


NYSE: WMB
--------------------------------------------------------------------------------


DATE:      June 10, 2003


WILLIAMS CLOSES $800 MILLION OFFERING OF SENIOR UNSECURED NOTES

           TULSA, Okla. - Williams (NYSE:WMB) announced today that it has closed its previously announced underwritten public offering of 8.625 percent senior unsecured notes due 2010.

           The company will use the net proceeds from the $800 million offering to improve corporate liquidity, for general corporate purposes, and for payment of maturing debt obligations, including the partial repayment of the company's senior unsecured 9.25 percent notes due March 2004.

           The notes were issued under the company's $3 billion shelf registration statement on Form S-3.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Richard George
             Williams (investor relations)
             (918) 573-3679

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.